SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 30, 2007

Refac Optical Group

(Exact name of registrant as specified in its charter)

DELAWARE	001-12776	13-1681234
(State or other jurisdiction of	(Commission	I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

5 HARMON DRIVE, BLACKWOOD, NEW JERSEY		08012
(Address of principal executive offices)		(Zip Code)

(856) 228-0077
(Registrant’s telephone number, including area code)

None
(Former name, former address and former fiscal year,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 30, 2007, Refac Optical Group (the "Company") entered into a Separation Agreement (the "Agreement"), with Raymond A. Cardonne. The Agreement provides that Mr. Cardonne resigned from the Company effective February 28, 2007. The reason for the resignation is a reduction in force and reorganization. The Agreement is filed herewith as Exhibit 10.1.

The Agreement provides that the Company will pay to Mr. Cardonne $365,883. Mr. Cardonne's stock options will be canceled and the Company must pay him $117,110 for such cancellation. Mr. Cardonne may, in his sole discretion, elect to exercise his Payment Right (as defined in the Company's merger agreement, dated August 19, 2002, with Palisade Concentrated Equity Partnership, L.P.) with respect to any shares of the Company's common stock owned by him to which the Payment Right applies. The Company will pay the insurance premiums for Mr. Cardonne and his dependents’ COBRA for one year following such termination, unless Mr. Cardonne becomes eligible for insurance through another employer. Mr. Cardonne will also be covered under the Company's life, accidental death and disability policies for one year, unless Mr. Cardonne becomes eligible for such policies through another employer.

The Agreement provides that Mr. Cardonne and the Company release one another from all claims. The Company will be required to indemnify Mr. Cardonne against actions which may be brought against him as an officer and stockholder of the Company, pursuant to its certificate of incorporation, by-laws and Delaware law.

Mr. Cardonne may not disclose any confidential information obtained in connection with his employment. Mr. Cardonne also agreed not to solicit current or prior customers of the Company for a period of one year or hire any employee of the Company for a period of two years.

On April 5, 2007 the Company issued a press release announcing the foregoing. The press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

See Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REFAC OPTICAL GROUP

Dated: April 5, 2007	By:	/s/ Carmen J. Nepa III
Name: Carmen J. Nepa, III
Title: Corporate Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement between Raymond A. Cardonne and Refac Optical Group, dated March 30, 2007.
99.1	Press release issued by Refac Optical Group on April 5, 2007.